EXHIBIT 10.9
                                                                    ------------

                          UNITED STATES DISTRICT COURT

                            DISTRICT OF NEW HAMPSHIRE

------------------------
BILL BERKE, et al.      )                            Case No. 96-347-M
                        )                         (Multidistrict Litigation
                        )                             Docket No. 1140)
v.                      )
                        )
PRESSTEK, INC., et al.  )                              CLASS ACTION
                        )                               ------------
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                            STIPULATION OF SETTLEMENT

         This Stipulation of Settlement (the "Stipulation" or the "Settlement"), dated as of March ___, 2000, is made and entered into by and among the following Settling Parties (as defined further in Section IV hereof): (i) The Representative Plaintiffs (on behalf of themselves and each of the Class members), by and through their counsel of record; and (ii) the Defendants identified below, by and through their counsel of record. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in P. 1.16), upon and subject to the terms and conditions hereof.

I.       THE LITIGATION

         On and after June 28, 1996, lawsuits were filed in the United States District Court for the district of New Hampshire (the "Court") and the United States District Court for the Southern District of New York as securities class actions on behalf of persons who purchased the common stock and/or options to purchase the common stock of Presstek, Inc. ("Presstek") or who sold Presstek put options.

         Pursuant to an Order of the Judicial Panel on Multidistrict Litigation dated December 9, 1996, and by orders of the Court dated February 11, 1997, July 9, 1997, and September 10, 1999, these actions were consolidated under the caption Bill Berke, et al.

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V. Presstek, Inc., et al., Civil No. 96-347-M (Multidistrict Litigation Docket
no. 1140) (the "Litigation"). The operative complaint is the Second Consolidated Amended Class Action Complaint (the "Complaint"). The complaint alleges violations of ss.ss.10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, and state law. In April 1997 and again in April 1998, Defendants moved to dismiss and for summary judgment with respect to certain allegations of the Complaint. In two separate orders dated march 30, 1999, the Court dismissed the majority of plaintiffs' claims, while certain other claims either survived Defendants' dispositive motions, or were not addressed in those motions. On July 14, 1999, the Court certified a class consisting of all persons who purchased the common stock of Presstek and/or options to purchase Presstek common stock and/or sold Presstek put options between November 7, 1995 and June 10, 1996. Plaintiffs' Co-Lead Counsel (as defined below) have had the opportunity to review tens of thousands of documents produced by Defendants, to depose certain of the individual Defendants, and to conduct other formal and informal discovery. In addition, the parties have utilized the services of a mediator, a retired United States District Court Judge, to assist in attempting to resolve the Litigation.

II.      DEFENDANTS' DENIALS OF WRONGDOING AND LIABILITY

         The Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Lead Plaintiffs in the Litigation. The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation.

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         Nonetheless, the Defendants have concluded that further conduct of the
Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants also have taken into account the uncertainty and risks inherent in complex cases such as the Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

III.   CLAIMS OF THE LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

         The Lead Plaintiffs believe that the claims asserted in the Litigation have merit. However, Plaintiffs' Co-Lead Counsel recognize and acknowledge the expense an length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and through appeals. Plaintiffs' Co-Lead Counsel also have taken into account the uncertain outcome and the risk of the Litigation, as well as the difficulties and delays inherent therein. Plaintiffs' Co-Lead Counsel also are mindful of the problems of proof under, and possible defenses to, the claims asserted in the Litigation. Further,Plaintiffs' Co-Lead Counsel considered the fact that Presstek had no directors' and officers' liability or other insurance available to pay any recovery for the Class, as well as the Company's cash position at the time of settlement. Plaintiffs' Co-Lead Counsel believe that the settlement set forth in this Stipulation confers substantial benefits upon the Class. Based on their evaluation, Plaintiffs' Co-Lead Counsel believe that the settlement set forth in the Stipulation is in the best interests of the Lead Plaintiffs and the Class.

III.     TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

         NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiffs (for themselves and the Class Members) and the Defendants, by and through their respective counsel or attorneys of record, that, subject to the approval of the Court, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as follows:

         (a) DEFINITIONS

         As used in this Stipulation the following terms have the meanings specified below:

         1.1 "Authorized Claimant" means any Class member whose claim for recovery has been allowed in whole or in part pursuant to the terms of the Stipulation.

         1.2 "Claimant" means any Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

         1.3 "Claims Administrator" means the firm of ACS Financial & Securities Services.

         1.4 "Class" means a class consisting of all Persons (other than those Persons who timely and validly request exclusion from the Class) who purchased Presstek common stock and/or options to purchase Presstek common stock or who sold Presstek put options between November 7, 1995 and June 10, 1996. Excluded from the Class are Defendants, members of their immediate families, and their legal representatives, heirs,

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successors, or assigns, and any entity in which Defendants have or had a controlling interest.

         1.5 "Class Period" means the period commencing on November 7, 1995 through and including June 10, 1996.

         1.6 "Class Member" or "Member of the Class" means a Person who falls within the definition of the Class as set forth in P. 1.4 of the Stipulation.

         1.7 "Defendants" means Presstek, and any of its subsidiaries, Robert Howard, Lawrence Howard, Richard W. Williams, Robert E. Verrando, Frank G. Pensavecchia, Glenn J. DiBenedetto, Bert Depamphilis, and Harold Sparks.

         1.8 "Effective Date" means the first date by which all of the events and conditions specified inP. 7.1 of the Stipulation have been met and have occurred.

         1.9 "Escrow Agent" means the law firm of Shapiro Haber & Urmy LLP or its successor(s).

         1.10 "Final" when describing an order or judgment, means the later of
(i) the first business day after the date on which the time for appeal or appeal or review of such order or judgment has expired and no appeal has been filed, which for purposes of this Stipulation shall be thirty (30) days after the entry of such order or judgment, or (ii) if any appeal is filed and not dismissed, the date one business day after such order or judgment is upheld on appeal in all material respects and is no longer subject to review upon appeal or by review by writ of certiorari.

         1.11 "Issuance Price" means the average price at which Presstek common stock trades for all trading days in a given month, adjusted for the size of each trade. It is calculated by multiplying the size of every trade by the price, taking the sum of these

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values, and then dividing by the total trade volume. On the Bloomberg system it is shown as the Volume Weighted Average Price (VWAP).

         1.12 "Judgment" means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

         1.13 "Lead Plaintiffs" means Joseph C. Barton, Frederick Feit, Sidney Gellman, Jerald Hamerski, Kevin McCarragher, William O'Toole, John Rolfe, Keith
E. Rosenblum, Meredith A. Rosenblum and Dr. Lee Sperling.

         1.14 "Person" means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, associations, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

         1.15 "Plaintiffs' Co-lead Counsel" means: Shapiro Haber & Urmy LLP, Edward F. Haber, 75 State Street, Boston, Massachusetts 02109, Telephone: (617) 439-3939, Gold Bennett Cera & Sidener LLP, Solomon B. Cera, 595 Market Street, Suite 2300, San Francisco, California 94105-2835, Telephone: (415) 777-2230; Milberg Weiss Bershad Hynes & Lerach LLP, David J. Bershad, One Pennsylvania Plaza, New York, New York 10119, Telephone: (212) 594-5300, Wolf Popper LLP, Robert M. Kornreich, 845 Third Avenue, New York, New York 10022, Telephone:
(212) 759-4600.

         1.16 "Plaintiffs' Counsel" means counsel who have appeared for any of the Plaintiffs in the Litigation.

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         1.17 "Plan of Allocation" means a plan or formula for allocation of the
Settlement Consideration whereby the Settlement Consideration shall be distributed to Authorized Claimants.

         1.18 "Released Claims" shall collectively mean all claims (including "Unknown Claims" as defined in P. 1.22 hereof), demands rights, liabilities and causes of action, known or unknown, asserted or that might have been asserted, by any Lead Plaintiff or Class Member against the Released Persons arising out of, based upon or related to the purchase during the Class Period by any Class member of Presstek common stock, and/or options to purchase Presstek common stock, or the sale during the Class Period by any Class Member of Presstek put options, and the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Litigation based upon or arising out of the facts which have been asserted.

         1.19 "Released Persons" means each and all of the Defendants, and each of a Defendant's past or present directors, officers, managers, employees, partners, members, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, accountants or auditors, banks or investment banks, associates, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, executors, administrators, heirs, related or affiliated entities, any entity in which a Defendant has a controlling interest, any members of their immediate families, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of his or her family.

         1.20 "Settlement Consideration" means shares of Presstek common stock or cash as further described in P. 2.1 below.

         1.21 "Settling Parties" means, collectively, each of the Defendants, and the Lead Plaintiffs on behalf of themselves and the Members of the Class.

         1.22 "Unknown Claims" means any Released Claims which any Lead Plaintiff or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its settlement with and release of the Released persons, or might have affected his, her or its decision not to object to this settlement or not to exclude himself, herself, or itself from the Class. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiffs shall expressly and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived, the provisions, rights and benefits of California Civil Code ss.1542, which provides:

         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Lead Plaintiffs shall expressly and each of the Class members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable and equivalent to California Civil Code ss.1542. The Lead Plaintiffs and Class members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each

Lead Plaintiff shall expressly and each Class member, upon the Effective Date, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

         (b)      THE SETTLEMENT

                  A.    THE SETTLEMENT CONSIDERATION

         2.1 The Settlement Consideration shall consist of freely tradable common stock, $0.01 par value ("common stock" or "common shares"), of Presstek (the "Settlement Shares"), or cash, to be calculated and provided as follows:

                  (a) Presstek shall issue to, or for the benefit of the Class both (i) that number of shares of Presstek common stock which results from dividing $11,000,000 by the Issuance Price for the month of April 2000, subject to any required adjustment as provided in subsection (c), below, plus (ii) the number of shares of Presstek common stock which results from dividing $11,000,000 by the Issuance Price for the month of October 2000, subject to any required adjustment as provided in subsection (c) below.

                  (b) Presstek shall deliver the Settlement Shares for the benefit of the Class consistent with the provisions of Paragraph 5.2(c) hereof. Presstek shall either register the shares of common stock to be delivered for the benefit of the Class or shall provide its counsel's certification that the shares are exempt from registration and are therefore freely tradable. The Settlement Shares shall also be appropriately adjusted to account for any stock splits, stock dividends, or the issuance of shares of Presstek that have not been authorized as of the date hereof. As of the date hereof and until the Settlement Shares are actually distributed, the Settlement Shares shall be treated the same as all other issued and outstanding shares of Presstek common stock as of the date hereof, including in the event of any merger or sale of Presstek, or sale or distribution of all or substantially all of Presstek's assets, or other extraordinary event affecting the capital structure of Presstek.1

                  (c) Notwithstanding the foregoing, within three (3) days after the Effective Date, Presstek may elect to pay cash in lieu of Settlement Shares and in such event, within three (3) business days of the entry of an order authorizing distribution of the Settlement Consideration, Presstek shall cause to be wired to an escrow account designated by Plaintiffs' Co-Lead Counsel funds equal to the aggregate market value of the total number of common shares to be distributed to the Class, based upon the market price of Presstek's common shares at the close of trading on the prior trading day. Such election to pay cash shall be made in writing to Plaintiffs' Co-Lead Counsel. There shall be no reversion to Defendants of the Settlement Consideration once the Effective Date occurs.

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1 If such a merger or sale or other extraordinary event occurs prior to November
2000, the calculation of the number of shares to be issued as provided in
Section 2.1(a) (ii) above shall be based on the issuance Price for the month prior to the month in which the extraordinary event occurs. If such a merger or sale or other extraordinary event occurs prior to May 2000, the calculation of the number of shares to be issued as provided in Section 2.1(a) (i) and (ii) above shall be based on the Issuance Price for the month prior to the month in which the extraordinary event occurs.

                  (d) All costs, including those of Presstek's transfer agent, incurred in issuing and distributing the Settlement Shares shall be borne by Presstek.

                  (e) In the event that there is any non-delivery by Presstek of any of the Settlement Shares required to be delivered hereunder within ten (10) trading days after the date provided herein for such distribution, and such non-delivery is not cured within ten (10) trading days, then Lead Plaintiffs shall have the option to either (i) terminate this Settlement; (ii) enter a consent judgment for specific performance and assert a claim against Presstek for any damages resulting from the delayed payment; or (iii) pursue a claim against Presstek for breach of this contract, and for any other legal or equitable remedy they have against Presstek resulting from such non performance.

                  B.    PAYMENT OF COSTS OF NOTICE AND ADMINISTRATION

         2.2 Within 10 days after preliminary approval of this Stipulation by the district court, the Escrow Agent will establish a "Notice and Administration Fund," and Presstek shall then make an initial deposit of $100,000 to said fund. The Notice and Administration Fund may be used by Plaintiffs' Co-Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing Notice to the Class, locating Class Members, soliciting class claims, assisting with the filing of claims, administering and distributing the Settlement Consideration to Authorized Claimants, and processing Proof of Claim and Release forms. The notice and Administration Fund may be invested in an interest bearing account and any interest earned shall be considered part of the Notice and Administration Fund. Presstek shall be responsible for up to a total of $250,000 in notice and administration costs and shall pay funds of up to that amount to the Escrow Agent as said costs are incurred, and no later than seven
(7) calendar days
after presentation of invoices therefore. To the extent the costs of Notice and Administration exceed $250,000, such costs shall be payable out of the Settlement Consideration as provided in P. 5.1(b), infra. The parties hereto agree that the Settlement Consideration, if paid in cash, together with the Notice and Administration Fund are collectively intended to be a single Qualified Settlement Fund within the meaning of Treasury Regulation ss.1.468B-1 and that the Escrow Agent, as administrator of the Settlement Consideration and Notice and Administration Fund within the meaning of Treasury Regulation ss.1.468B-2(k)(3), shall be responsible for filing tax returns for the Settlement Consideration and Notice and Administration Fund, and paying from the Notice and Administration Fund and the Settlement Consideration, respectively, any taxes owed with respect to income earned on the Settlement Consideration and Notice and Administration Fund. Counsel for Defendants agree to provide promptly to the Escrow Agent the statement described in Treasury Regulation ss.1.468B3(e).

         2.3 The Escrow Agent is authorized to execute such transactions on behalf of the Class Members as are consistent with the terms of the Stipulation.

                  C.    TERMINATION OF SETTLEMENT

         2.4 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Notice and Administration Fund, less expenses and taxes (and any expenses related to such taxes, including but not limited to accountants' fees) actually paid or due and owing in connection with the settlement provided for herein, shall be refunded to Defendants as described in P. 7.4 below.

         3.  NOTICE ORDER AND FINAL APPROVAL HEARING

         3.1 Promptly after execution of the Stipulation, Plaintiffs' Co-Lead Counsel shall submit the Stipulation together with its Exhibits to the Court and shall apply for entry of an order (the "Notice Order"), substantially in the form of Exhibit A hereto, requesting, inter alia, the preliminary approval of the settlement set forth in the Stipulation, and approval for the mailing and publication of a settlement notice (the "Notice"), substantially in the form of Exhibits A-1 and A-3 hereto, which shall include the general terms of the settlement set forth in the Stipulation, a summary of the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in
P. 6.1 below and the date of the Final Approval Hearing as defined below.

         3.2 Plaintiffs' Co-Lead Counsel shall request that after Notice is given, the court hold a hearing (the "Final Approval Hearing") and approve the settlement of the Litigation as set forth herein. At or after the Final Approval Hearing, Plaintiffs' Co-Lead Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application.

         4.  RELEASES

         4.1 Upon the Effective Date, as defined in P. 1.8 and P. 7.1, the Lead Plaintiffs and each of the Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished and discharged all Released Claims and any and all claims arising out of, relating to, or in connection with the Settlement or resolution of the actions against the Released Persons, whether or not such Class Member executes and delivers the Proof of Claim and Release.

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         4.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 hereto.

         4.3 Upon the effective date, as defined in P. 1.8 and P. 7.1, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally and forever released, relinquished and discharged each and all of the Class Members and Plaintiffs' Counsel from all claims (including "Unknown Claims"), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.

         5. ADMINISTRATION AND CALCULATIONS OF CLAIMS, FINAL AWARDS AND SUPERVISION AND DISTRIBUTION OF SETTLEMENT CONSIDERATION

         5.1 Plaintiffs' Co-Lead Counsel, or their authorized agents, acting on behalf of the Class, and subject to such supervision and direction of the Court as may be necessary or as circumstances may require, shall administer and calculate the claims submitted by Class Members and shall oversee distribution of the Net Settlement Consideration (defined below) to Authorized Claimants. The Settlement Consideration shall be applied as follows:

                  (a) To pay to Plaintiffs' Counsel attorneys' fees, expenses and costs (the "Fee and Expense Award"), if and to the extent allowed by the Court; and

                  (b) To pay any costs of notice and administration of the Settlement in excess of $250,000; and

                  (c) To distribute the balance of the Settlement Consideration (the "Net Settlement Consideration") to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court; and

                  (d) If there is a balance left in the Settlement Consideration after the Claims Administrator has made reasonable and diligent efforts to distribute the Settlement Consideration to Authorized Claimants, such balance shall be contributed to non-sectarian, not-for-profit organizations designated by Plaintiffs' Co-Lead Counsel which are not affiliated with Plaintiffs' Co-Lead Counsel.

         5.2 After the Effective Date, and in accordance with the terms of the Stipulation, the Plan of Allocation approved by the Court, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Consideration shall be distributed to Authorized Claimants, subject to and in accordance with the following:

                  (a) Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimants.

                  (b) Except as otherwise ordered by the Court, all Class Members who fail to timely submit a Proof of Claim and Release within such period, or such other period as may be ordered by the Court, or otherwise allowed, shall be forever barred from receiving any Settlement Consideration to the Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of the Stipulation, the releases contained herein, and the Judgment.

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                  (c) Following the Effective Date and the entry of an order by the Court authorizing distribution of the Settlement Consideration to Authorized Claimants, the Settlement Consideration shall be distributed to the Class. If the Settlement Consideration is in the form of Settlement Shares, the Claims Administrator shall provide Presstek's transfer agent with a list identifying each Class Member who is entitled to receive Settlement Shares and the number of shares to be issued to each such person, such list to include the name, address and taxpayer identification number for each recipient. Presstek shall direct its stock transfer agent to issue and distribute the Settlement Shares within ten
(10) business days of receipt of the list of the persons and in the amount shown on said list. To the extent any fractional shares are required to be issued and distributed, fractional shares of .5 or greater shall be deemed to represent entitlement to 1 share, and fractional shares of less than .5 shall not be entitled to any shares.

         5.3 The Defendants shall have no responsibility for, interest in, or liability whatsoever with respect to the determination, administration or calculation of claims, except as specified in paragraph 5.2(c) above.

         5.4 No Person shall have any claim against Plaintiffs' Co-Lead Counsel or any claims administrator, or other agent designated by Plaintiffs' Co-Lead Counsel, or Defendants or their counsel based on the distributions made substantially in accordance with the Stipulation and the Settlement Contained herein, the Plan of Allocation approved by the Court, or further orders of the Court.

         5.5 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Settlement Consideration including, but not limited to, any adjustments to an Authorized Claimants' claim set forth therein, is not a part of the Stipulation and is to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the Plaintiff of Allocation shall not operate to terminate or cancel the Stipulation or affect the finality of the Court's Judgment approving the Stipulation and the Settlement set forth herein, or any other orders entered pursuant to the Stipulation. The Defendants shall have no responsibility or liability with respect to any Plan of Allocation ultimately approved by the Court.

         6.  PLAINTIFFS' COUNSEL'S ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES

         6.1 Plaintiffs' Co-Lead Counsel, on behalf of Plaintiffs' Counsel, may submit an application or applications (the "Fee and Expense Application") for:
(a) an award of attorneys' fees of up to one-third of the Settlement Consideration, to be paid in Settlement Shares, or cash of the Defendants elect to pay the Settlement Consideration in cash, plus (b) Settlement Shares, or cash if Defendants elect to pay the Settlement Consideration in cash, equivalent in value to the expenses and costs incurred in connection with prosecuting the Litigation. Defendants agree not to object to, or otherwise oppose, any such Fee and Expense Application submitted by Plaintiffs' Co-Lead Counsel. Plaintiffs' Co-Lead Counsel reserve the right to make additional applications for fees and expenses incurred.

         6.2 The attorneys' fees, expenses and costs, including the fees of experts and consultants, as awarded by the Court, shall be paid to Plaintiffs' Co-Lead Counsel from the Settlement Shares, or in cash if Defendants elect to pay the Settlement Consideration in cash upon entry of an order by the Court authorizing distribution of the Settlement

Consideration to Authorized Claimants. Plaintiffs' Co-Lead Counsel shall have responsibility for advising Presstek's transfer agent of the names, addresses and taxpayer identification numbers and amounts of Settlement Shares or cash, as the case may be, to be paid to Plaintiffs' Counsel. Plaintiffs' Co-Lead Counsel shall have sole responsibility for allocating the attorneys' fees amongst Plaintiffs' Counsel.

         6.3 The procedure for and the allowance or disallowance by the Court of any applications by Plaintiffs' Counsel for attorneys' fees, costs and expenses to be paid out of the Settlement Consideration, are not part of the Settlement set forth in the Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement set forth in the Stipulation, and any order or proceedings relating to the Fee and Expense Application, or any appeal from any order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving the Stipulation and Settlement of the Litigation set forth herein.

         6.4 The Released Persons shall have no responsibility for, and no liability whatsoever with respect to, any payment made to Plaintiffs' Counsel from the Settlement Consideration.

         6.5 The Released Persons shall have no responsibility for, no interest in, and no liability whatsoever with respect to the allocation among Plaintiffs' Counsel, and/or any other Person who may assert some claim thereto, of any Fee and Expense Award that the Court may make in the Litigation.

         6.6 Plaintiffs' Co-Lead Counsel may apply to the Court for an incentive award payable in Settlement Shares, or in cash if Defendants elect to pay the Settlement

Consideration in cash, to the Lead Plaintiffs, as permitted by 15
U.S.C.ss.78u-4(a)(4).

 Defendants agree not to oppose any such application.

         7. Conditions Of Settlement, Effect Of Disapproval, Cancellation Or Termination

         7.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of all of the following events:


                  (a) The Court has entered the Notice Order, as required by P. 3, above.;


                  (b) The Court has entered the Judgment substantially in the form of Exhibit B; and

                  (c) The Judgment has become Final, as defined in P. 1.10, above. Any proceeding or order, or any appeal or petition for a writ of certiorari pertaining solely to any plan of allocation and/or application for attorneys' fees, costs or expenses, shall not in any way delay or preclude the Judgment from becoming Final.

         7.2 Upon the occurrence of all of the events referenced in P. 7.1 above, any and all remaining interest or right of Defendants in or to the Settlement Consideration, if any, shall be absolutely and forever extinguished.

         7.3 If all of the conditions specified in P. 7.1 are not met, then the Stipulation shall be canceled and terminated subject to P. 7.5 unless Plaintiffs' Co-Lead Counsel and counsel for Defendants mutually agree in writing to proceed with the Stipulation.

         7.4 Unless otherwise ordered by the Court, in the event the Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is provided by counsel for Defendants or Plaintiffs' Co-Lead Counsel, the Notice and Administration Fund

(including accrued interest), less expenses, taxes (and any expenses related to such taxes, including but not limited to accountants' fees), and any costs which have been paid or incurred pursuant to P. P. 2.2 or 2.4 hereto, shall be refunded by the Escrow Agent pursuant to written instructions from counsel for Presstek.

         7.5 In the event that the Stipulation is not approved by the Court or the Settlement set forth in the Stipulation is terminated or fails to become effective in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of January 14, 2000. In such event, the terms and provisions of the Stipulation, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, and any Judgment or order entered by the Court in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys' fees, costs, expenses and interest awarded by the Court to the Lead Plaintiffs or any of their counsel shall constitute grounds for cancellation or termination of the Stipulation.

         7.6 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiffs nor any of their counsel shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Notice and Administration fund pursuant to P. 2.2 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow

Agent in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with P. 7.4 above.

         7.7 Each Defendant warrants as to himself, herself or itself that, as to the payments made by or on behalf of him, her or it, at the time of such payment that the Defendant made or caused to be made pursuant to Section 2 above, he, she or it was not insolvent nor did nor will the payment required to be made by or on behalf of him, her or it render such Defendant insolvent within the meaning of and/or for the purposes of the United States Bankruptcy Code, including ss.ss.101 and 547 thereof. This warranty is made by each such Defendant and not by such Defendant's counsel.

         7.8 If a case is commenced in respect of any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Consideration to or for the benefit of the Class, or the transfer of money to the Escrow Agent or any portion thereof by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount in Settlement Shares and/or cash is not promptly deposited with the Escrow Agent by other Settling Defendants, then, at the election of Plaintiffs' Co-Lead Counsel, the parties shall jointly move the court to vacate and set aside the releases given and Judgment entered in favor of the Settling Defendants pursuant to this Settlement Agreement, which releases and Judgment shall be null and void, and the Parties shall be restored to their respective positions in the litigation as of the date a day prior to the date of this Stipulation and any cash amounts in the Notice and Administration Fund shall be returned as provided in paragraph 7.4.

         8.  MISCELLANEOUS PROVISIONS

         8.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of the Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of the Stipulation.

         8.2 The parties intend this Stipulation to be a final and complete resolution of all disputes between them with respect to the Litigation. The Settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. While retaining their right to deny that the claims advanced in the Litigation were meritorious, Defendants in any statement made to any media representative (whether or not for attribution) will not deny that the Litigation was filed in good faith and is being settled voluntarily after consultation with competent legal counsel. The final judgment will contain a statement that during the course of the Litigation, the parties and their respective counsel at all times complied with the requirements of Fed. R. Civ. P. 11. The Settling Parties agree that the amounts to be paid as Settlement Consideration and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel and the assistance of a retired Federal District Court Judge acting as a mediator. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.

         8.3 This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:


                  (a) Shall not be offered or received against the Defendants as evidence of or construed or deemed to be evidence of any presumption, concession, or admission by any of the Defendants of the truth of any fact alleged by Lead Plaintiffs or the validity of any claim that had been or could have been asserted in the Litigation, or the deficiency of any defense that has been or could have been asserted in the Litigation, or of any liability, negligence, fault, or wrongdoing of Defendants.

                  (b) shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant, or against the Lead Plaintiffs and the Class as evidence of any infirmity in the claims of Lead Plaintiffs and the Class;

                  (c) shall not be offered or received against the Defendants as evidence of a presumption, concession or admission of any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the parties to this Stipulation, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants may refer to it to effectuate the liability protection granted them hereunder;

                  (d) shall not be construed against the Defendants or the Lead Plaintiffs and the Class as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial;

                  (e) shall not be construed as or received in evidence as an admission, concession or presumption against Lead Plaintiffs or the Class or any of them that any of their claims are without merit or that damages recoverable under the Complaint would not have exceeded the value of the Settlement Consideration.

         8.4 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.

         8.5 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

         8.6 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

         8.7 The Stipulation and the Exhibits attached hereto constitute the entire agreement between Lead Plaintiffs and Defendants and no representations, warranties or inducements have been made to any party concerning the Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

         8.8 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

         8.9 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

         8.10 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

         8.11 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of the Stipulation, and all parties hereto submit to the jurisdiction of the Court for the purposes of implementing and enforcing the settlement embodied in the Stipulation.

         8.12 The Stipulation and the Exhibits hereto shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York, and the rights and obligations of the parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that State's choice of law principles.

         8.13 This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the parties, it being recognized that it is the result of arm's-length negotiations between the parties and all parties have contributed substantially and materially to the preparation of this Stipulation.

Dated:  March 27, 2000              SHAPIRO HABER & URMY LLP


                                    By: /s/ Edward F. Haber
                                       ----------------------------------------
                                             Edward F. Haber
                                             75 State Street
                                             Boston, MA  02109
                                             Telephone:  (617) 439-3939


Dated:  March 23, 2000              GOLD BENNETT CERA & SIDENER LLP


                                    By: /s/ Solomon B. Cera
                                       ----------------------------------------
                                             Solomon B. Cera
                                             595 Market Street, Suite 2300
                                             San Francisco, CA  94105-2835
                                             Telephone:  (415) 777-2230


Dated:  March 27, 2000              MILBERG WEISS BERSHAD HYNES & LERACH LLP


                                    By: /s/ David J. Bershad
                                       ----------------------------------------
                                             David J. Bershad
                                             One Pennsylvania Plaza
                                             New York, NY  10019
                                             Telephone:  (212) 594-5300


Dated:  March 24, 2000              WOLF POPPER LLP


                                    By: /s/ Robert M. Kornreich
                                       ----------------------------------------
                                             Robert M. Kornreich
                                             845 Third Avenue
                                             New York, NY  10022
                                             Telephone:  (212) 759-4600

                                    Plaintiffs' Co-Lead Counsel

Dated:  March 24, 2000              DEVINE, MILLIMET & BRANCH


                                    By: /s/ George R. Moore
                                       ----------------------------------------
                                             George R. Moore
                                             111 Amherst Street
                                             P.O. Box 719
                                             Manchester, NH  03105
                                             Telephone:  (603) 669-1000

                                    Attorneys for Defendants